SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form 8-K
                                 CURRENT REPORT
          Pursuant to Section 13 of the Securities Exchange Act of 1934

                                 August 29, 2001
                Date of Report (Date of earliest event reported)

                             FORTUNE FINANCIAL, INC.
                             -----------------------
             (Exact Name of registrant as Specified in its Charter)

        Florida                       000-6764                  59-1218935
(State or other jurisdiction       (Commission               (IRS Employer
      of incorporation)             File Number)             Identification No.)

                            10475-103 Fortune Parkway
                           Jacksonville, Florida 32256
                    (Address of principal executive offices)

                                 (904) 363-6339
               Registrant's telephone number, including area code

                           Mobile America Corporation
          (Former name or former address, if changed since last report)

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                              Item 5. Other Events

     On July 6,  2001,  a Florida  court  approved  a  petition  by the  Florida
Department of Insurance (the "DOI") to liquidate Fortune Insurance Company ("Fortune"). On July 9, 2001, the liquidation proceeding commenced and is ongoing. Prior to the commencement of the liquidation proceeding, Fortune was the primary operating subsidiary of Fortune Financial, Inc. ("FFI"), an insurance holding company. FFI owns other companies including another insurance company, Pegasus Insurance Company ("Pegasus"), and has an application pending with the DOI for the admittance of Pegasus in Florida as an insurance carrier. There are no assurances, however, that the DOI will admit Pegasus to write insurance policies in Florida, or that FFI will be able to continue in its capacity as an insurance holding company.

     The Crown Group, Inc. ("CGI") purchased 133,333 shares of FFI Series A Preferred Stock ("Preferred Stock") for a purchase price of $10 million pursuant to that certain Preferred Stock Purchase Agreement dated January 12, 2001, but effective as of December 29, 2000, between FFI and Crown (the "Preferred Purchase Agreement"). The Preferred Purchase Agreement provides that CGI may, under certain circumstances, rescind the Preferred Purchase Agreement. In a letter dated July 11, 2001, CGI notified FFI that CGI was rescinding its purchase of 66,666 shares of Preferred Stock. In a letter dated July 26, 2001 and headed "Revised Rescission," CGI revised its previous rescission notice by stating, "If it is determined that [CGI] may rescind only as to all of its $10 million purchase of [Preferred Stock], or 133,332 shares, then this letter shall be considered a rescission of the entire 133,332 shares."

     Effective as of November 15, 2000, FFI entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") to issue to Hawkeye, Inc. and Mid-Ohio Securities Corp. FBO R. Lee Smith ("Smith"), in exchange for an aggregate of $2 million of convertible promissory notes (the "Notes") and warrants. Hawkeye loaned FFI $1.2 million in exchange for a Note in the same face amount and warrants. Smith loaned the FFI $0.8 million in exchange for a
Note in the same face amount and warrants. On January 12, 2001, Hawkeye and Smith converted the Notes into an aggregate of 26,666 shares of Preferred Stock, in connection with the Preferred Purchase Agreement (the conversion was a condition to closing the Preferred Purchase Agreement).

     In a letter dated July 11, 2001, Hawkeye and Smith jointly notified FFI that they were rescinding the purchase of 13,333 shares of Preferred Stock, which constitutes one-half of their respective investments in Preferred Stock. The letter stated that the basis of the rescission was the fact that Hawkeye and Smith had converted the Notes into Preferred Stock and FFI failed to satisfy certain conditions set forth in the Preferred Purchase Agreement dealing with rescission rights. In a letter dated July 25, 2001, Hawkeye and Smith jointly stated, "This letter shall serve to extend our rescission notice to cover our entire investment of 26,666 shares in the event a partial rescission is not permitted." FFI is currently analyzing the validity of the CGI, Hawkeye and Smith rescissions.

     On May 24, 1999, FFI entered into a Consulting and Non-competition Agreement with Allan J. McCorkle. On June 1, 1999, FFI entered into an Employment Agreement and a Consulting and Non-competition Agreement with Thomas
J. McCorkle. On August 23, 2001, Allan J. McCorkle made formal written demand on FFI for payment of $2,500,000.00 for alleged breach of his Consulting and Non-competition Agreement. On August 23, 2001, Thomas J. McCorkle made formal written demand on FFI for payment of $860,000.00 for alleged breach of the Employment Agreement and his Consulting and Non-competition Agreement. Also, on August 23, 2001, Thomas J. McCorkle made formal written demand alleging that FFI was in breach of an Agreement Regarding Severance and Change in Control and that his demand under such agreement was included in the $860,000.00 amount. FFI is analyzing the validity of these claims.

                                    Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   FORTUNE FINANCIAL, INC.


Date:  August 29, 2001             By: /s/  MARK P. BROCKELMAN
                                       -----------------------
                                        Mark P. Brockelman
                                        Vice President & Chief Financial Officer